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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE,
CONTACT:

Christopher M. Salyer
Chairman, CEO
CD Warehouse, Inc.
(405) 949-2422

      CD Warehouse Announces Resignation of Senior Vice President and CFO

OKLAHOMA CITY, OK - September 1, 2000 - CD Warehouse, Inc. (NASDAQ :CDWI) Christopher M. Salyer, Chairman and CEO of CD Warehouse, Inc. announced today that Doyle E. Motley, resigned his position as the Company's Senior Vice President and Chief Financial Officer. Mr. Salyer will assume CFO responsibilities until Mr. Motley's successor is named.

"Mr. Motley has been with CD Warehouse, Inc. since its beginning in I996. During his time at CD Warehouse, the Company completed a private placement offering and raised capital through an Initial Public Offering in 1997. He has played a pivotal role in the growth and expansion of the Company, building it into the largest retailer of pre-owned CDs," Salyer said.

CD Warehouse, Inc. franchises and operates retail music stores in 38 states, the District of Columbia, England, France, Guatemala, Canada and Venezuela under the name "CD Warehouse, disc go round, CD Exchange and Music Trader." CD Warehouse stores buy, sell and trade pre-owned CDs, DVDs and Games with their customers. CD Warehouse stores sell a full complement of new release CDs and operates its website under the name of cdwarehouse.com. Company information is available at www.cdwi.com.

Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based on management's belief as well as assumptions made by, and information currently available to, management pursuant to the "safe harbor' provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors, including those contained in the Company's periodic reports filed with the Securities and Exchange Commission.